From:	ComEd Media Relations	FOR IMMEDIATE RELEASE
(312) 394-3500
ICC Resolves Remaining Issues on 2007 Electricity Rates
Commission adopts two key programs to allow consumers to better manage electricity bills
CHICAGO (Dec. 20, 2006) — The Illinois Commerce Commission (ICC) adopted two key programs that will give Illinois consumers more options and greater flexibility in managing higher energy costs. The ICC approved a rate stabilization program to allow residential customers to phase in 2007 rate increases over a number of years, and a landmark residential real-time pricing program to allow customers access to hourly electricity pricing. The ICC also finalized 2007 electricity rates with a delivery service rate increase that would have a nominal impact on the average residential customer bill.
“With the enactment of these two very important and consumer-centric programs, Illinois once again proves itself a national leader of innovative and forward-thinking energy policy,” said ComEd Chairman and CEO Frank M. Clark. “These programs provide consumers with new choices to help them manage their electricity bills in the face of higher energy prices.”
Also today, the Commission issued its final order in the rehearing of ComEd’s delivery service rate case, resulting in an additional modest recovery. The exact amount will not be known until the ICC issues its written order, expected later today or tomorrow. Even if the ICC granted ComEd’s request in full, the impact to the average residential customer’s bill would be less than 2 percent, or less than 4 cents per day. ComEd says that the 2007 delivery service rate does not provide the company with full cost recovery. Even with the adjustment, rates will still remain lower than they were in 1995.
Rate Stabilization Program
The rate stabilization program allows residential customers the choice to limit the impact of any rate increases over the next three years. Under the plan, customers choosing to participate would see average residential rate increases capped at 10 percent in 2007, 2008 and 2009. Costs that exceed the cap would be deferred and charged to customers over the following three years, 2010 to 2012. A carrying charge of 3.25 percent will be assessed to program participants to cover ComEd’s cost of financing the program.
“We developed and put this plan before the ICC because we are concerned about the impact rising electricity costs will have on our customers,” said Clark. “This plan allows customers the option to transition off frozen and reduced rates gradually instead of having to absorb the entire increase all at once.”
ComEd will send customers an enrollment form with an explanation of the program. Customers can participate by filling out the form and sending it to ComEd. Those enrolling prior to March 22, 2007, will have the program become effective on their April 2007 bills. The sign-up window runs through August 22, 2007. Customers will be able to voluntarily terminate participation in the program at any time, with the deferral balance due immediately.
The rate phase-in plan is part of the ComEd CARE (Customers’ Affordable Reliable Energy) program. CARE is a multiyear energy education and assistance program designed to provide customers with information, tools and resources to ease the impact of the rising cost of electricity. Beyond the rate stabilization program, CARE has two other components: energy efficiency programs to help customers

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reduce their usage and lower their bills, and assistance for low-income and senior customers. Information on CARE is available at www.ComEdCARE.com.
Real-Time Pricing Program
The real-time pricing program, which will begin registering residential participants through a third-party program administrator sometime in January, offers residential customers an alternative to standard flat-rate utility billing.
Under the plan’s hourly pricing structure, if residential customers use less power during higher-priced time periods, they will have the opportunity to control their electric bills. Price information will be provided to customers by the program administrator. ComEd will name the third-party program administrator in the coming weeks and the administrator will begin to accept program participants in early 2007.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.